EXHIBIT 99.1

News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel and UAW Reach New-Era Labor Agreement For Zanesville Works

MIDDLETOWN, OH, May 9, 2006 — AK Steel (NYSE: AKS) said that members of the United Auto Workers (UAW), Local 4104, have overwhelmingly ratified a new six-year labor agreement covering about 200 hourly production and maintenance employees at the company’s Zanesville (OH) Works. AK Steel said UAW officials informed the company this afternoon that the new contract had passed by a vote of 130 to 45.

“This new-era agreement will serve our company and its employees well,” said James L. Wainscott, chairman, president and CEO of AK Steel. “I commend the leadership and the members of the UAW for recognizing and addressing the very real and significant challenges AK Steel faces against competitors who have gained cost advantages through the bankruptcy process. This agreement helps address those issues while preserving good wages and benefits for our employees.”

AK Steel said the new Zanesville contract includes:

•	5 job classes, workforce restructuring and no workforce size quotas or guarantees

•	Current and future retiree health care cost sharing

•	Wage increases

•	$1,000 signing bonus for ratification prior to current contract expiration

•	Lock and freeze traditional pensions, convert to a per-hour defined company contribution

AK Steel’s Zanesville Works processes stainless and electrical sheet steel products. Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.